Exhibit 23.1

Consent of Independent Auditors

        We hereby consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-66460, 333-82762 and 333-111519) and Form S-8 (Nos. 333-41374, 333-49978, 333-102741, 333-115988, 333-133974, 333-139357, and 333-148072) of our report dated March 15, 2007, except for Note 15 as to which the date is January 24, 2008,  on the consolidated financial statements of Alliance Systems Holdings, Inc. as of December 30, 2006 and December 31, 2005 and for each of the three years in the period ended December 30, 2006 appearing in this Form 8-K/A of Network Engines, Inc. dated February 26, 2008.

/s/ Travis, Wolff & Company, LLP

Dallas, Texas
February 26, 2008